Exhibit 99.1

GOOGLE ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

MOUNTAIN VIEW, Calif. - October 20, 2005 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2005.

“Although this is typically a slower season for Internet properties, we had another exceptional quarter,” said Eric Schmidt, Google chief executive officer. “Our focus on end users and on quality of information and advertising worldwide continues to work extremely well. We are very pleased with how well this is working at scale.”

Financial Summary

Google reported record revenues of $1.578 billion for the quarter ended September 30, 2005, up 96% compared to the third quarter of 2004, and up 14% compared to last quarter. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. This quarter, TAC totaled $530 million, or 34% percent of advertising revenues.

We have reported operating income, net income and earnings per share (EPS) on a GAAP basis and have also provided related non-GAAP, or pro forma, results on a supplemental basis below. Please also refer to the section below titled “About non-GAAP financial measures.”

•	GAAP operating income for the third quarter was $529 million. This compares to $476 million in the second quarter, an increase of 11%. Non-GAAP operating income was $596 million, compared to $523 million in the second quarter, an increase of 14%.

•	GAAP net income for the third quarter was $381 million as compared to $343 million in the second quarter, an increase of 11%. Non-GAAP net income was $437 million, compared to $381 million in the second quarter, an increase of 15%.

•	GAAP EPS for the third quarter was $1.32 on 290 million diluted shares outstanding, compared to $1.19 for the second quarter, on 287 million diluted shares outstanding. Non-GAAP EPS was $1.51, compared to $1.33 in the second quarter.

•	Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are all pro forma measures, computed net of stock-based compensation (SBC) and in-process research and development (IPR&D) charges. This quarter, the SBC charge was $46 million as compared to $47 million in the second quarter. The IPR&D charge was $21 million this quarter, with no IPR&D charge in the second quarter. The IPR&D charge relates to an acquisition in the third quarter. Tax benefits related to SBC charges have been excluded from non-GAAP net income and non-GAAP EPS. The tax benefit related to SBC totaled $11 million in the third quarter and $9 million in the second quarter.

•	Reconciliations of non-GAAP measures to GAAP operating income, net income, EPS, and research and development (R&D) expenses are included at the end of this release.

Financial Highlights

Revenues - Revenues in the third quarter totaled a record $1.578 billion, representing a 96% increase over third quarter 2004 revenues of $806 million, and a 14% increase over second quarter 2005 revenues of $1.384 billion. Growth since last quarter was driven by the continued expansion of our global advertiser base and partner network, as well as by product improvements, and more than offset the expected seasonal slowdown in traffic.

Google Sites Revenues - Google-owned sites generated $885 million, or 56% of total revenues. This represents a 20% increase over the second quarter revenues of $737 million.

Google Network Revenues - Revenues generated on Google’s partner sites, through AdSense programs, contributed $675 million, or 43% of total revenues. This is a 7% increase over network revenues of $630 million generated in the second quarter.

International Revenues - Revenues from outside of the United States contributed 39% of total revenue, compared to 39% in the second quarter and 35% in the third quarter of 2004.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $530 million. This compares to total payments to partners of $494 million in the second quarter. TAC as a percentage of advertising revenues decreased to 34.0% in the third quarter from 36.1% in the second quarter, reflecting the continued shift in our revenue mix from Google network revenue to Google site revenue.

Operating Margins - GAAP operating income in the third quarter was $529 million, or 33.5% of revenues. This compares to GAAP operating income of $476 million, or 34.4% of revenues, in the second quarter. Non-GAAP operating income in the third quarter was $596 million, or 37.8% of revenues. This compares to non-GAAP operating income of $523 million, also 37.8% of revenues, in the second quarter. Increases in research and development (R&D) and general and administrative (G&A) spending as a percentage of revenues were balanced by growth in higher margin Google site revenue, resulting in steady margins quarter over quarter.

Income Taxes - Our effective tax rate remained steady at 31% this quarter and continues to reflect the mix of business generated in the U.S. and business generated through our Irish subsidiary. Our provision for income taxes was not materially affected by stock option activity, although we did realize a $105 million reduction to our income taxes payable as a result of this activity. We expect that the effective tax rate for the full year of 2005 will be approximately 30%. However, if future revenues recognized by Google’s Irish subsidiary are not as proportionately great as expected, Google’s effective tax rate will be higher than our expectations.

Cash Flow and Capital Expenditures - Net cash provided by operating activities for the third quarter totaled $647 million as compared to $625 million for the second quarter. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as cash provided by operating activities less capital expenditures. This quarter we generated $354 million in free cash flow. Our capital expenditures in the quarter were $293 million as compared to $157 million last quarter, and primarily reflect acquisitions of additional land and office space to support our headquarters in Mountain View, California, and purchases of production servers and networking equipment. We are now estimating over $800 million in capital expenditures for 2005.

Adjusted EBITDA - Adjusted EBITDA is defined as income before interest, taxes, depreciation, amortization, SBC, and IPR&D. It is another alternative non-GAAP measure of liquidity to GAAP net cash provided by operating activities. Adjusted EBITDA increased to approximately $672 million in the third quarter, or 43% of revenues, from $590 million, or 43% of revenues, in the second quarter.

Reconciliations of free cash flow and adjusted EBITDA to net cash provided by operating activities, the GAAP measure of liquidity, are included at the end of this release.

Cash - As of September 30, 2005, Google had a cash, cash equivalents and marketable securities balance of just over $7.6 billion, of which $4.3 billion was raised during a follow-on equity offering that was completed this quarter.

On a worldwide basis, Google employed 4,989 full time employees as of September 30, 2005, up from 4,183 as of June 30, 2005.

Webcast and conference call information

A live audio webcast of Google’s third-quarter earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) through midnight Thursday, November 3, by calling 888- 203-1112 in the United States or 719- 457-0820 for calls from outside the United States. The required confirmation code for the replay is 7995844.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to our anticipated effective tax rate and our expected capital expenditures for 2005. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our international operations, the mix of our US revenue as compared to our non-US revenue, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of our business, as well as those risks and uncertainties included under the captions “Factors That Could Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended June 30, 2005, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, which will be filed with the SEC in November 2005. All information provided in this release and in the attachments is as of October 20, 2005 and Google undertakes no duty to update this information.

About non-GAAP financial measures

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP operating income, non-GAAP net income, non-GAAP EPS, free cash flow, adjusted EBITDA, and non-GAAP R&D expenses. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures,” and “Reconciliation of non-GAAP research and development expenses to GAAP research and development expenses” included at the end of this release.

Google’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Google’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical performance and liquidity and our competitors’ operating results. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Google has computed its non-GAAP liquidity measures using the same consistent method from quarter to quarter and year to year. Google expects to use consistent methods for computation of other non-GAAP financial measures introduced this quarter, including non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and non-GAAP R&D expenses. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:	Investor Contact:

Google Inc.	investors@google.com
Lynn Fox, 650-253-2642 lfox@google.com

David Krane, 650-253-4096 david@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$426,873	$5,518,569
Marketable securities	1,705,424	2,111,578
Accounts receivable, net of allowance	311,836	541,815
Income taxes receivable	70,509	—
Deferred income taxes	19,463	18,275
Prepaid revenue share, expenses and other assets	159,360	192,448

Total current assets	2,693,465	8,382,685
Property and equipment, net	378,916	803,078
Goodwill	122,818	171,397
Intangible assets, net	71,069	57,206
Deferred income taxes, non-current	11,590	—
Prepaid revenue share, expenses and other assets, non-current	35,493	36,635

Total assets	$3,313,351	$9,451,001

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,672	$87,346
Accrued compensation and benefits	82,631	117,416
Accrued expenses and other current liabilities	64,111	98,620
Accrued revenue share	122,544	174,712
Deferred revenue	36,508	55,654
Income taxes payable	—	26,090
Current portion of equipment leases	1,902	10

Total current liabilities	340,368	559,848
Deferred revenue, long-term	7,443	9,968
Liabilities for stock option exercised early, long-term	5,982	2,908
Deferred income taxes, net	—	37,051
Other long-term liabilities	30,502	48,158
Stockholders’ equity:
Class A and Class B common stock	267	290
Additional paid-in capital	2,582,352	7,234,487
Deferred stock-based compensation	(249,470)	(142,767)
Accumulated other comprehensive income	5,436	17,398
Retained earnings	590,471	1,683,660

Total stockholders’ equity	2,929,056	8,793,068

Total liabilities and stockholders’ equity	$3,313,351	$9,451,001

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenues	$805,887	$1,578,456	$2,157,722	$4,219,468
Costs and expenses:
Cost of revenues	362,099	653,826	1,003,874	1,796,128
Research and development	57,409	151,721	138,190	326,906
Sales and marketing	65,512	104,996	170,193	284,972
General and administrative	40,774	92,434	87,857	221,268
Stock-based compensation (1)	67,981	46,308	219,215	142,555
Non-recurring portion of settlement of disputes with Yahoo	201,000	—	201,000	—

Total costs and expenses	794,775	1,049,285	1,820,329	2,771,829

Income from operations	11,112	529,171	337,393	1,447,639
Interest income and other, net	3,866	20,797	2,668	54,205

Income before income taxes	14,978	549,968	340,061	1,501,844
Provision (benefit) for income taxes	(37,005)	168,786	145,042	408,655

Net income	$51,983	$381,182	$195,019	$1,093,189

Net income per share - basic	$0.25	$1.39	$1.14	$4.04

Net income per share - diluted	$0.19	$1.32	$0.73	$3.80

Shares used in per share calculation - basic	205,007	275,130	170,511	270,655

Shares used in per share calculation - diluted	274,735	289,673	268,394	287,841

(1) Stock-based compensation is allocated as follows:
Cost of revenues	$1,996	$1,328	$9,618	$3,925
Research and development	42,120	26,072	134,222	82,733
Sales and marketing	11,580	6,491	39,156	20,549
General and administrative	12,285	12,417	36,219	35,348

	$67,981	$46,308	$219,215	$142,555

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2004	2005
Operating activities
Net income	$195,019	$1,093,189
Adjustments:
Depreciation and amortization of property and equipment	85,620	171,107
Amortization of intangibles and warrants	10,393	27,980
In-process research and development	950	20,812
Stock-based compensation	219,215	142,555
Tax benefits from stock-based award activity	144,971	271,700
Non-recurring portion of settlement of disputes with Yahoo	201,000	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(78,361)	(225,083)
Income taxes, net	(182,415)	127,835
Prepaid expenses and other assets	(54,134)	(24,645)
Accounts payable	3,369	54,694
Accrued expenses and other liabilities	42,148	66,555
Accrued revenue share	13,301	52,577
Deferred revenue	7,871	21,712

Net cash provided by operating activities	608,947	1,800,988

Investing activities
Purchases of property and equipment	(259,915)	(592,386)
Purchases of marketable securities	(2,877,309)	(4,992,995)
Maturities and sales of marketable securities	1,548,334	4,627,212
Purchases of intangible and other assets	(7,999)	(10,000)
Acquisitions, net of cash acquired	(7,833)	(41,748)

Net cash used in investing activities	(1,604,722)	(1,009,917)

Financing activities
Proceeds from exercise of stock options, net	10,159	33,546
Proceeds from exercise of warrants	21,944	—
Net proceeds from public offerings	1,161,446	4,287,621
Payment of note receivable from officer/stockholder	4,300	—
Payments of principal on capital leases and equipment loans	(3,521)	(1,413)

Net cash provided by financing activities	1,194,328	4,319,754

Effect of exchange rate changes on cash and cash equivalents	(3,079)	(19,129)
Net increase in cash and cash equivalents	195,474	5,091,696
Cash and cash equivalents at beginning of year	148,995	426,873

Cash and cash equivalents at end of period	$344,469	$5,518,569

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain items (in thousands):

	Three months ended June 30, 2005						Three months ended September 30, 2005
	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
									46,308	(c)
			47,338	(a)					20,812	(d)
Income from operations	$475,698	34.4%	47,338		$523,036	37.8%	$529,171	33.5%	67,120		$596,291	37.8%

			47,338	(a)					46,308	(c)
			(9,403	)(b)					20,812	(d)
									(11,110	)(e)

Net income	$342,814		37,935		$380,749		$381,182		56,010		$437,192

Net income per share - diluted	$1.19				$1.33		$1.32				$1.51

Shares used in per share calculation - diluted	287,238				287,238		289,673				289,673

(a)	To eliminate $47.3 million of stock-based compensation charges recorded in the second quarter.

(b)	To eliminate $9.4 million of tax benefit recorded in the second quarter related to certain stock-based compensation charges.

(c)	To eliminate $46.3 million of stock-based compensation charges recorded in the third quarter.

(d)	To eliminate $20.8 million of an in-process research and development charge recorded in the third quarter.

(e)	To eliminate $11.1 million of tax benefit recorded in the third quarter related to certain stock-based compensation charges.

Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures

1.	Reconciliation from net cash provided by operating activities to free cash flow (in thousands):

	Three months ended September 30, 2004	Three months ended June 30, 2005	Three months ended September 30, 2005
Net cash provided by operating activities	$238,343	$624,619	$646,747
Less purchases of property and equipment	(77,632)	(157,463)	(292,532)

Free cash flow	$160,711	$467,156	$354,215

2.	Reconciliation from net cash provided by operating activities to adjusted EBITDA(1) (in thousands):

	Three months ended September 30, 2004	As a % of revenues	Three months ended June 30, 2005	As a % of revenues	Three months ended September 30, 2005	As a % of revenues
Net cash provided by operating activities	$238,343	30%	$624,619	45%	$646,747	41%
Changes in assets and liabilities, net of effects of acquisitions	175,674	22%	(48,752)	(3)%	(46,942)	(3)%
Provision (benefit) for income taxes	(37,005)	(5)%	152,606	11%	168,786	11%
Interest (income) expense and other, net	(3,866)	(1)%	(19,722)	(1)%	(20,797)	(1)%
Tax benefits from stock-based award activity	(51,727)	(6)%	(118,786)	(9)%	(75,537)	(5)%

Adjusted EBITDA	$321,419	40%	$589,965	43%	$672,257	43%

(1)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation, in-process research and development.

Reconciliation of non-GAAP research and development expenses to GAAP research and development expenses (in thousands):

	Three months ended September 30, 2005	As a % of revenues
Non-GAAP research and development expenses	$130,909	8.3%
Add: in-process research and development expenses	20,812	1.3%

GAAP research and development expenses	$151,721	9.6%